Exhibit 99.1

RED HAT, INC. PRICES $500 MILLION OF

0.50% CONVERTIBLE SENIOR DEBENTURES DUE 2024

RALEIGH, N.C., Jan. 6, 2004 – Red Hat, Inc. (Nasdaq: RHAT) today announced the pricing of $500 million aggregate principal amount of 0.50% Convertible Senior Debentures due 2024, which are being issued in a private offering.

The debentures are being sold at 100% of their principal amount. The sale of the debentures is expected to close on January 12, 2004, subject to customary closing conditions. The initial purchaser has an option to purchase up to an additional $100 million aggregate principal amount of the debentures. The debentures will be Red Hat’s senior unsecured obligations and will be subordinated in right of payment to all of its existing and future secured debt. Red Hat expects to use the net proceeds for general corporate purposes, including possible acquisitions of complementary businesses and technologies and the expansion of its international operations.

The debentures will bear interest at a rate of 0.50% per annum, payable on each January 15 and July 15, beginning on July 15, 2004. The debentures will mature on January 15, 2024, unless earlier converted, redeemed by Red Hat at its option or repurchased by Red Hat at the option of the holders. Each $1,000 principal amount of the debentures will be initially convertible under certain circumstances into 39.0753 shares of Red Hat common stock. Therefore, the debentures are convertible in the aggregate into approximately 19,537,650 shares of Red Hat common stock, or approximately 23,445,180 shares of Red Hat common stock if the initial purchaser exercises its option to purchase additional debentures in full. The conversion rate is equivalent to a conversion price of approximately $25.59 per share, subject to adjustment. This represents approximately a 37% conversion premium based on the last reported bid price of $18.68 of Red Hat common stock on January 6, 2004. The debentures will be redeemable by Red Hat beginning in January 2009 and investors will have the right to require Red Hat to repurchase the debentures in January 2009, 2014 and 2019 and upon certain repurchase events.

The debentures have been offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended. The debentures and the shares of Red Hat common stock issuable upon the conversion of the debentures have not been registered under the Securities Act and may not be offered or sold in the United States or to a U.S. person absent registration or an applicable exemption from registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

About Red Hat

Red Hat is the world’s leading provider of open source solutions to the enterprise. Red Hat is headquartered in Raleigh, N.C. and has offices worldwide.

Forward-looking Statements

Statements in this press release that are not historical facts and that relate to future plans or events are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include Red Hat’s intention to raise proceeds through the offering and sale of convertible senior debentures, the intended use of proceeds and the anticipated terms of such debentures. There can be no assurance that Red Hat will complete the offering on the anticipated terms or at all. Red Hat’s ability to complete the offering will depend, among other things, on market conditions. Red Hat’s actual results could differ materially from those projected or forecasted in the forward-looking statements. These include uncertainties relating to market conditions for corporate debt securities in general and our debentures in particular, as well as other factors identified in Red Hat’s most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.

Contact:

Red Hat, Inc.

Gabriel Szulik, 919-754-3700 ext. 44439

gszulik@redhat.com

Leigh Day, 919-754-3700 ext. 44369

lday@redhat.com